UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2023

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	IRDM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2023, Iridium Satellite LLC (“Satellite”), the Registrant’s principal operating subsidiary, as the borrower, entered into Amendment and Restatement Agreement (the “Amendment and Restatement”) to amend and restate its existing Credit Agreement, dated as of November 4, 2019, with Iridium Holdings LLC (“Holdings”), as guarantor; solely with respect to Section 10.12 thereof, the Registrant; various lenders; and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent (as previously amended on February 7, 2020, January 20, 2021, July 28, 2021 and December 8, 2022, the “Existing Credit Agreement” and as the Existing Credit Agreement, as amended by the Amendment and Restatement, the “Amended and Restated Credit Agreement”). Deutsche Bank Securities Inc, Barclays Bank PLC, RBC Capital Markets and Wells Fargo Securities, LLC acted as Joint Lead Arrangers and Bookrunners to the Amendment and Restatement.

Pursuant to the Amended and Restated Credit Agreement, Satellite borrowed $1,500 million as a seven-year term loan facility, which it used to refinance in full the outstanding indebtedness of $1,496 million outstanding under its Existing Credit Agreement, as well as to pay costs, fees and expenses incurred in connection with the amendment and restatement transactions and for working capital and general corporate purposes of Satellite. The Amended and Restated Credit Agreement also provides for a $100 million, five-year revolving loan facility.

Borrowings of term loans under the Amended and Restated Credit Agreement bear interest at a per annum rate of Term SOFR plus an interest rate margin of 2.50%, with a 0.75% SOFR floor, and were issued at a discount of 0.25% to face value. Borrowings under the revolving loan facility bear interest initially at the same per annum rate as term loans, with a 0.0% SOFR floor, no original issue discount, and a commitment fee of 0.50% per year on the undrawn amount. The commitment fee rate applicable to the revolving loan facility will drop to 0.375% if the Registrant has a consolidated first lien net leverage ratio (as defined in the Amended and Restated Credit Agreement) of less than 3.5 to 1.

The Amended and Restated Credit Agreement restricts the ability of Satellite, Holdings and the restricted subsidiaries of Holdings to incur liens, engage in mergers or asset sales, pay dividends, repay subordinated indebtedness, incur indebtedness, make investments and loans, and engage in other transactions as specified in the Amended and Restated Credit Agreement, but provides for exceptions, including baskets measured as a percentage of trailing twelve months of earnings before interest, taxes, depreciation and amortization (“EBITDA”), and unlimited exceptions in the case of incurring indebtedness and liens and making investments, dividend payments, and payments of subordinated indebtedness, based on achievement and maintenance of specified leverage ratios. The Credit Agreement permits repayment, prepayment, and repricing transactions, subject, in the case of the term loan facility, to a 1% penalty in the event the term loan facility is prepaid or repriced within the first six months.

The Amended and Restated Credit Agreement contains no financial maintenance covenants with respect to the term loan facility. With respect to the revolving loan facility, the Amended and Restated Credit Agreement requires the maintenance of a consolidated first lien net leverage ratio (as defined in the Amended and Restated Credit Agreement) of no greater than 6.25 to 1 if more than 35% of the revolving loan facility has been utilized. The Amended and Restated Credit Agreement also contains other customary representations and warranties, affirmative and negative covenants, and events of default.

Holdings, and each of Iridium Carrier Holdings LLC, Iridium Carrier Services LLC, Iridium Constellation LLC, and Iridium Government Services LLC, each of which is a direct or indirect wholly owned subsidiary of Holdings, also guarantee the debt of Satellite under the Amended and Restated Credit Agreement, and Satellite, Holdings, and each of the subsidiaries of Holdings that is guarantor grant security interests in substantially all of their respective assets (subject to customary exceptions) to secure the debt of Satellite under the Credit Agreement, pursuant to a Guaranty Agreement and a Security Agreement, in each case with Deutsche Bank AG New York Branch as Administrative Agent or Collateral Agent, that was entered into on November 4, 2019, in connection with the Existing Credit Agreement and was reaffirmed pursuant to the Amendment and Restatement.

The foregoing descriptions of the material terms of the Amended and Restated Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment and Restatement Agreement, dated September 20, 2023, among Iridium Holdings LLC, Iridium Communications Inc., Iridium Satellite LLC, Various Lenders, and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: September 20, 2023	By:	/s/ Thomas J. Fitzpatrick
		Name:	Thomas J. Fitzpatrick
		Title:	Chief Financial Officer